Exhibit 99.1

PRESS RELEASE

CONTACT: Brian L. Cantrell Alliance Resource Partners, L.P. 1717 South Boulder Avenue, Suite 400 Tulsa, Oklahoma 74119 (918) 295-7673

FOR IMMEDIATE RELEASE

ALLIANCE RESOURCE PARTNERS, L.P.

Reports Record Quarterly Revenues and EBITDA; Increases Quarterly Cash Distribution 3.7% to $1.0625 Per Unit; and Updates 2012 Guidance

TULSA, OKLAHOMA, July 27, 2012 – Alliance Resource Partners, L.P. (NASDAQ: ARLP) today reported financial results for the quarter ended June 30, 2012 (the “2012 Quarter”). Led by record coal sales volumes and pricing, revenues increased 15.7% to a record $529.9 million and EBITDA climbed 6.0% to a record $155.5 million, each as compared to the quarter ended June 30, 2011 (the “2011 Quarter”). Compared to the 2011 Quarter, net income declined 2.8% to $95.5 million, or $1.83 per basic and diluted limited partner unit due to anticipated increases in depreciation, depletion and amortization expense and the pass through of losses related to investments in White Oak Resources, LLC (“White Oak”). (For a definition of EBITDA and related reconciliations to comparable GAAP financial measures, please see the end of this release).

ARLP also announced that the Board of Directors of its managing general partner increased the cash distribution to unitholders for the 2012 Quarter to $1.0625 per unit (an annualized rate of $4.25 per unit), payable on August 14, 2012 to all unitholders of record as of the close of trading on August 7, 2012. The announced distribution represents a 15.2% increase over the cash distribution of $0.9225 per unit for the 2011 Quarter and a 3.7% increase over the cash distribution of $1.025 per unit for the first quarter of 2012 (the “Sequential Quarter”).

“ARLP’s operating strength, quality customer relationships and solid contract position allowed us to overcome challenging market conditions and deliver another quarter of excellent results to our unitholders,” said Joseph W. Craft III, President and Chief Executive Officer. “In addition to posting record EBITDA, sales volumes and revenue, our team’s accomplishments during the 2012 Quarter continued to strengthen ARLP’s long-term growth prospects. Operationally, we commenced longwall operations in mid-May at our Tunnel Ridge mine, completed the acquisition of the Onton No. 9 mine and continued to make progress at the Gibson South and White Oak mine development projects. On the sales side, we continued to execute ARLP’s strategy of securing long-term commitments for our production. To that end, we recently reached agreement for the sale of approximately 5.6 million tons over a six-year period. Since the beginning of the year, we have now made new coal sales commitments of 27 million tons, plus or minus 10% depending on customer nominations, for deliveries through 2018. Financially, we improved our liquidity by approximately $500 million by entering into new revolving credit and term loan facilities. These accomplishments continue to position ARLP for long-term growth giving our Board the confidence to again provide our unitholders with an attractive distribution increase for the seventeenth consecutive quarter.”

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Consolidated Financial Results

Three Months Ended June 30, 2012 Compared to Three Months Ended June 30, 2011

Reflecting record sales volumes and pricing, coal sales revenues rose to $512.5 million in the 2012 Quarter, an increase of 15.8% compared to the 2011 Quarter. Improved price realizations, particularly in the Illinois Basin and Northern Appalachia, drove total average coal sales prices higher in the 2012 Quarter to a record $59.17 per ton sold, a 5.5% increase compared to the 2011 Quarter. Higher sales volumes in the Illinois Basin and Northern Appalachia, particularly at the Warrior and Tunnel Ridge mines and the newly acquired Onton mine, as well as increased brokerage sales volumes, pushed coal sales volumes up 9.8% in the 2012 Quarter to a record 8.7 million tons.

The increases at Warrior, Tunnel Ridge and Onton also contributed to higher coal production of 8.2 million tons in the 2012 Quarter, an increase of 8.6% compared to the 2011 Quarter. These higher coal sales and production volumes drove operating expenses in the 2012 Quarter higher to $334.6 million, an increase of 17.8% compared to the 2011 Quarter.

Outside coal purchases increased $10.3 million to $16.2 million in the 2012 Quarter compared to the 2011 Quarter, primarily as a result of increased brokerage coal sales volumes and higher cost per ton of coal purchased. General and administrative expenses increased $3.1 million to $16.1 million in the 2012 Quarter compared to the 2011 Quarter, primarily as a result of higher compensation-related expenses and other professional services. Depreciation, depletion and amortization increased to $13.0 million to $52.1 million in the 2012 Quarter compared to the 2011 Quarter, primarily as a result of the start-up of longwall production at the Tunnel Ridge mine, the addition of the Onton mine and capital expenditures related to infrastructure improvements at various other operations.

As anticipated, ARLP’s financial results for the 2012 Quarter were negatively impacted by losses related to White Oak’s development of its Mine No.1. Our preferred equity investment in White Oak requires ARLP to record substantially all of White Oak’s income and losses until we achieve our contractual preferred return. As a result, net equity in loss of affiliates in the 2012 Quarter primarily reflects the pass through of approximately $4.6 million of losses related to White Oak’s mine development activities.

Six Months Ended June 30, 2012 Compared to Six Months Ended June 30, 2011

For the six months ended June 30, 2012 (the “2012 Period”), increases at the River View and Tunnel Ridge mines and the acquisition of the Onton mine in the 2012 Quarter led to record production and sales volumes as tons produced climbed 6.0% and tons sold increased 6.8%, compared to the six months ended June 30, 2011 (the “2011 Period”). Higher coal sales volumes and increased average coal sales prices, which rose $2.08 per ton sold, combined to drive 2012 Period revenues to a record $973.5 million, an increase of 10.5% compared to the 2011 Period. Offsetting these increases, higher operating costs and depreciation, depletion and amortization,

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and the pass through of losses related to the White Oak development project discussed above, as well as reduced sales into the metallurgical export markets during the 2012 Period led to lower EBITDA and net income. EBITDA for the 2012 Period was comparable to the 2011 Period, falling slightly to $287.0 million, while net income declined 7.8% to $178.4 million, or $3.36 per basic and diluted limited partner unit.

Regional Results and Analysis

(in millions, except per ton data)	2012 Second Quarter	2011 Second Quarter	% Change Quarter / Quarter	2012 First Quarter	% Change Sequential
Illinois Basin
Tons sold	6.977	6.328	10.3%	6.513	7.1%
Coal sales price per ton (1)	$53.22	$50.10	6.2%	$51.91	2.5%
Segment Adjusted EBITDA Expense per ton (2)	$32.81	$30.50	7.6%	$30.95	6.0%
Segment Adjusted EBITDA (2)	$142.7	$124.2	14.9%	$136.9	4.2%

Central Appalachia
Tons sold	0.493	0.708	(30.4)%	0.509	(3.1)%
Coal sales price per ton (1)	$80.73	$80.66	0.1%	$80.48	0.3%
Segment Adjusted EBITDA Expense per ton (2)	$62.10	$55.85	11.2%	$60.44	2.7%
Segment Adjusted EBITDA (2)	$9.2	$17.6	(47.7)%	$10.2	(9.8)%

Northern Appalachia
Tons sold	1.063	0.830	28.1%	0.708	50.1%
Coal sales price per ton (1)	$85.35	$79.92	6.8%	$62.06	37.5%
Segment Adjusted EBITDA Expense per ton(2)	$71.92	$62.12	15.8%	$62.45	15.2%
Segment Adjusted EBITDA (2)	$21.2	$15.6	35.9%	$0.3	N/M (4)

Total (3)
Tons sold	8.661	7.890	9.8%	7.812	10.9%
Coal sales price per ton (1)	$59.17	$56.08	5.5%	$54.99	7.6%
Segment Adjusted EBITDA Expense per ton (2)	$40.23	$36.70	9.6%	$36.80	9.3%
Segment Adjusted EBITDA (2)	$171.6	$159.7	7.5%	$145.7	17.8%

(1)	Sales price per ton is defined as total coal sales divided by total tons sold.
(2)	For definitions of Segment Adjusted EBITDA expense per ton and Segment Adjusted EBITDA and related reconciliations to comparable GAAP financial measures, please see the end of this release.
(3)	Total includes White Oak, other, corporate and eliminations.
(4)	Not meaningful, percentage change greater than 100%.

Reflecting higher Illinois Basin, Northern Appalachia and brokerage sales volumes, ARLP sold a record 8.7 million tons of coal in the 2012 Quarter, an increase of 9.8% over the 2011 Quarter. Coal sales volumes in the Illinois Basin increased from the 2011 and Sequential Quarters, primarily as a result of strong sales and production performance from the Warrior mine and the addition of the Onton mine. In Central Appalachia, lower coal sales volumes compared to the 2011 Quarter reflect the loss of a production unit at the Pontiki mine in the third quarter of 2011 and, compared to the Sequential Quarter, the loss of a production unit during the 2012 Quarter at the MC Mining mine, each due to regulatory action. Coal sales volumes in Northern Appalachia

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increased from the 2011 and Sequential Quarters reflecting the start-up of longwall production at the Tunnel Ridge mine in May 2012. Sequentially, Northern Appalachia also benefited from higher export sales as tons that had been deferred from the first quarter of 2012 were shipped from the Mettiki mining complex during the 2012 Quarter.

Total coal inventory declined by approximately 243,000 tons during the 2012 Quarter to approximately 822,000 tons. ARLP continues to anticipate coal inventories will trend lower throughout the balance of this year.

Compared to the 2011 Quarter, ARLP continued to benefit from improved contract pricing, particularly in the Illinois Basin and Northern Appalachia, as total average coal sales price increased 5.5% to $59.17 per ton sold in the 2012 Quarter. Sequentially, total coal sales prices increased 7.6% due primarily to the previously mentioned higher priced export shipments in the 2012 Quarter.

Total Segment Adjusted EBITDA Expense per ton in the 2012 Quarter increased 9.6% compared to the 2011 Quarter, reflecting the previously discussed increases in operating expenses. Compared to the Sequential Quarter, Segment Adjusted EBITDA Expense per ton in the 2012 Quarter was impacted by fewer work days due to traditional miner vacations in all of ARLP’s operating regions. In the Illinois Basin, lower coal recoveries at the River View mine, difficult mining conditions at the Dotiki mine related to its transition into the West Kentucky No. 13 coal seam and the addition of the Onton No. 9 mine, contributed to higher Segment Adjusted EBITDA Expense per ton in the 2012 Quarter. In Central Appalachia, the impact of the loss of a production unit at both the Pontiki and MC Mining mines due to regulatory action, offset in part by improved coal recoveries, contributed to higher Segment Adjusted EBITDA Expense per ton in the 2012 Quarter. In Northern Appalachia, higher Segment Adjusted EBITDA Expense per ton reflects increased cost per ton of coal purchased by the Mettiki complex, higher cost per ton of initial longwall production at the Tunnel Ridge mine, as well as the impact of difficult mining conditions at the Mountain View mine. (For a definition of Segment Adjusted EBITDA and Segment Adjusted EBITDA Expense per ton and related reconciliations to comparable GAAP financial measures, please see the end of this release).

Outlook

Commenting on ARLP’s outlook Mr. Craft continued, “The first half of 2012 has been an extremely challenging market environment for the coal industry as the U.S. experienced significant year-over-year declines in coal-fired electricity generation causing a steep reduction in domestic coal demand. Recently, hotter weather patterns, rising natural gas prices, strong export thermal sales and supply reductions by other coal producers gives us hope that better days are ahead for the coal markets. We still are concerned, however, about a weak U.S. economy and the direction of the global economy. This weakness and uncertainty has impacted demand and pricing for our metallurgical coal sales for the remainder of this year. We expect to ship the last 70,000 tons on our high-priced export contract in July. We are in negotiations to continue shipping into the export metallurgical market but cannot predict if, or when, shipments will resume. On a positive note, at Tunnel Ridge our production was 300,000 tons in the 2012 Quarter and is expected to grow to 900,000 tons in the third quarter of 2012 and reach 1.2 million tons in the fourth quarter of this year. With our strong balance sheet and contract portfolio, as well as the increased production from Tunnel Ridge, ARLP is well positioned to manage through these near-term challenges and we expect to deliver record EBITDA results consistent with previous guidance.”

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Reflecting results to date and adjusting for current coal sales and production mix expectations, ARLP currently anticipates full-year 2012 results near the lower end of its previous guidance ranges for production volumes of 35.2 to 36.4 million tons, sales volumes of 35.6 to 36.9 million tons and revenues, excluding transportation revenues, of $2.06 to $2.12 billion.

Based on current expectations, ARLP is essentially fully priced and committed for its anticipated 2012 coal sales volumes. ARLP has also secured coal sales commitments for approximately 36.1 million tons, 29.3 million tons and 22.8 million tons in 2013, 2014 and 2015, respectively, of which approximately 1.0 million tons in 2013 and 2.9 million tons in both 2014 and 2015 remain open to market pricing.

For 2012, ARLP is anticipating full-year results near the midpoint of its previous guidance ranges for consolidated EBITDA of $585.0 to $615.0 million and net income of $345.0 to $385.0 million. Consolidated estimates for 2012 continue to reflect the negative effects of ARLP’s White Oak investments, which are now estimated in a range of $15.0 to $20.0 million for EBITDA and $12.0 to $17.0 million for net income. (For a definition of EBITDA and related reconciliations to comparable GAAP financial measures, please see the end of this release.)

ARLP continues to anticipate total 2012 capital expenditures in a range of $565.0 to $610.0 million, including approximately $95.0 to $110.0 million for reserve acquisitions and construction of surface facilities related to the White Oak mine development project. In addition, ARLP now expects to fund approximately $75.0 to $95.0 million of its preferred equity investment commitment to White Oak during 2012.

A conference call regarding ARLP’s 2012 Quarter financial results is scheduled for today at 10:00 a.m. Eastern. To participate in the conference call, dial (866) 510-0704 and provide pass code 87258002. International callers should dial (617) 597-5362 and provide the same pass code. Investors may also listen to the call via the “investor information” section of ARLP’s website at http://www.arlp.com.

An audio replay of the conference call will be available for approximately one week. To access the audio replay, dial (888) 286-8010 and provide pass code 62224575. International callers should dial (617) 801-6888 and provide the same pass code.

This announcement is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b), with 100% of the partnership’s distributions to foreign investors attributable to income that is effectively connected with a United States trade or business. Accordingly, ARLP’s distributions to foreign investors are subject to federal income tax withholding at the highest applicable tax rate.

About Alliance Resource Partners, L.P.

ARLP is a diversified producer and marketer of coal to major United States utilities and industrial users. ARLP, the nation’s first publicly traded master limited partnership involved in the production and marketing of coal, is currently the third largest coal producer in the eastern United States with mining operations in the Illinois Basin, Northern Appalachian and Central Appalachian coal producing regions. ARLP operates eleven mining complexes in Illinois, Indiana, Kentucky, Maryland and West Virginia. ARLP is also constructing a new mine in southern Indiana and is purchasing and funding development of reserves, constructing surface facilities and making equity investments in a new mining complex in southern Illinois. In addition, ARLP operates a coal loading terminal on the Ohio River at Mount Vernon, Indiana.

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News, unit prices and additional information about ARLP, including filings with the Securities and Exchange Commission, are available at http://www.arlp.com. For more information, contact the investor relations department of ARLP at (918) 295-7674 or via e-mail at investorrelations@arlp.com.

***

The statements and projections used throughout this release are based on current expectations. These statements and projections are forward-looking, and actual results may differ materially. These projections do not include the potential impact of any mergers, acquisitions or other business combinations that may occur after the date of this release. At the end of this release, we have included more information regarding business risks that could affect our results.

FORWARD-LOOKING STATEMENTS: With the exception of historical matters, any matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projected results. These risks, uncertainties and contingencies include, but are not limited to, the following: changes in competition in coal markets and our ability to respond to such changes; changes in coal prices, which could affect our operating results and cash flows; risks associated with the expansion of our operations and properties; the impact of health care legislation; deregulation of the electric utility industry or the effects of any adverse change in the coal industry, electric utility industry, or general economic conditions; dependence on significant customer contracts, including renewing customer contracts upon expiration of existing contracts; changing global economic conditions or in industries in which our customers operate; liquidity constraints, including those resulting from any future unavailability of financing; customer bankruptcies, cancellations or breaches to existing contracts, or other failures to perform; customer delays, failure to take coal under contracts or defaults in making payments; adjustments made in price, volume or terms to existing coal supply agreements; fluctuations in coal demand, prices and availability due to labor and transportation costs and disruptions, equipment availability, governmental regulations, including those related to carbon dioxide emissions, and other factors; legislation, regulatory and court decisions and interpretations thereof, including issues related to air and water quality and miner health and safety; our productivity levels and margins earned on our coal sales; unexpected changes in raw material costs; unexpected changes in the availability of skilled labor; our ability to maintain satisfactory relations with our employees; any unanticipated increases in labor costs, adverse changes in work rules, or unexpected cash payments or projections associated with post-mine reclamation and workers’ compensation claims; any unanticipated increases in transportation costs and risk of transportation delays or interruptions; greater than expected environmental regulation, costs and liabilities; a variety of operational, geologic, permitting, labor and weather-related factors; risks associated with major mine-related accidents, such as mine fires, or interruptions; results of litigation, including claims not yet asserted; difficulty maintaining our surety bonds for mine reclamation as well as workers’ compensation and black lung benefits; difficulty in making accurate assumptions and projections regarding pension, black lung benefits and other post-retirement benefit liabilities; coal market’s share of electricity generation, including as a result of environmental concerns related to coal mining and combustion and the cost and perceived benefits of alternative sources of energy, such as natural gas, nuclear energy and renewable fuels; uncertainties in estimating and replacing our coal reserves; a loss or reduction of benefits from certain tax credits; difficulty obtaining commercial property insurance, and risks associated with our participation (excluding any applicable deductible) in the commercial insurance property program; and difficulty in making accurate assumptions and projections regarding future revenues and costs associated with equity investments in companies we do not control.

Additional information concerning these and other factors can be found in ARLP’s public periodic filings with the Securities and Exchange Commission (“SEC”), including ARLP’s Annual Report on Form 10-K for the year ended December 31, 2011, filed on February 28, 2012 with the SEC. Except as required by applicable securities laws, ARLP does not intend to update its forward-looking statements.

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ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OPERATING DATA

(In thousands, except unit and per unit data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Tons Sold	8,661	7,890	16,473	15,428
Tons Produced	8,185	7,535	16,697	15,755
SALES AND OPERATING REVENUES:
Coal sales	$512,505	$442,483	$942,104	$850,168
Transportation revenues	5,441	8,706	12,026	18,006
Other sales and operating revenues	11,918	6,757	19,320	13,030

Total revenues	529,864	457,946	973,450	881,204

EXPENSES:
Operating expenses (excluding depreciation, depletion and amortization)	334,647	284,117	608,162	540,235
Transportation expenses	5,441	8,706	12,026	18,006
Outside coal purchases	16,154	5,842	30,335	9,631
General and administrative	16,052	13,002	30,341	25,422
Depreciation, depletion and amortization	52,109	39,100	95,142	76,962

Total operating expenses	424,403	350,767	776,006	670,256

INCOME FROM OPERATIONS	105,461	107,179	197,444	210,948
Interest expense, net	(8,268)	(9,156)	(14,180)	(18,466)
Interest income	51	87	144	192
Equity in loss of affiliates, net	(4,430)	—	(8,208)	—
Other income	2,384	393	2,599	980

INCOME BEFORE INCOME TAXES	95,198	98,503	177,799	193,654

INCOME TAX EXPENSE (BENEFIT)	(257)	325	(624)	96

NET INCOME	$95,455	$98,178	$178,423	$193,558

GENERAL PARTNERS’ INTEREST IN NET INCOME	$27,165	$22,209	$52,752	$43,214

LIMITED PARTNERS’ INTEREST IN NET INCOME	$68,290	$75,969	$125,671	$150,344

BASIC AND DILUTED NET INCOME PER LIMITED PARTNER UNIT	$1.83	$2.04	$3.36	$4.03

DISTRIBUTIONS PAID PER LIMITED PARTNER UNIT	$1.025	$0.89	$2.015	$1.75

WEIGHTED AVERAGE NUMBER OF UNITS OUTSTANDING—BASIC AND DILUTED	36,874,949	36,775,741	36,850,965	36,762,402

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ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except unit data)

(Unaudited)

	June 30, 2012	December 31, 2011
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$11,364	$273,528
Trade receivables	164,459	128,643
Other receivables	1,247	3,525
Due from affiliates	255	5,116
Inventories	68,652	33,837
Advance royalties	7,560	7,560
Prepaid expenses and other assets	6,493	11,945

Total current assets	260,030	464,154

PROPERTY, PLANT AND EQUIPMENT:
Property, plant and equipment, at cost	2,274,804	1,974,520
Less accumulated depreciation, depletion and amortization	(797,909)	(793,200)

Total property, plant and equipment, net	1,476,895	1,181,320

OTHER ASSETS:
Advance royalties	30,848	27,916
Equity investments in affiliates	63,880	40,118
Other long-term assets	27,200	18,010

Total other assets	121,928	86,044

TOTAL ASSETS	$1,858,853	$1,731,518

LIABILITIES AND PARTNERS’ CAPITAL

CURRENT LIABILITIES:
Accounts payable	$116,780	$96,869
Due to affiliates	567	494
Accrued taxes other than income taxes	21,219	15,873
Accrued payroll and related expenses	37,049	35,876
Accrued interest	1,944	2,195
Workers’ compensation and pneumoconiosis benefits	9,466	9,511
Current capital lease obligations	1,037	676
Other current liabilities	22,352	15,326
Current maturities, long-term debt	18,000	18,000

Total current liabilities	228,414	194,820

LONG-TERM LIABILITIES:
Long-term debt, excluding current maturities	691,000	686,000
Pneumoconiosis benefits	59,592	54,775
Accrued pension benefit	24,723	27,538
Workers’ compensation	72,560	64,520
Asset retirement obligations	76,220	70,836
Long-term capital lease obligations	19,115	2,497
Other liabilities	7,865	6,774

Total long-term liabilities	951,075	912,940

Total liabilities	1,179,489	1,107,760

COMMITMENTS AND CONTINGENCIES

PARTNERS’ CAPITAL:
Alliance Resource Partners, L.P. (“ARLP”) Partners’ Capital:
Limited Partners—Common Unitholders 36,874,949 and 36,775,741 units outstanding, respectively	993,747	943,325
General Partners’ deficit	(275,226)	(279,107)
Accumulated other comprehensive loss	(39,157)	(40,460)

Total Partners’ Capital	679,364	623,758

TOTAL LIABILITIES AND PARTNERS’ CAPITAL	$1,858,853	$1,731,518

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ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2012	2011
CASH FLOWS PROVIDED BY OPERATING ACTIVITIES	$255,471	$261,385

CASH FLOWS FROM INVESTING ACTIVITIES:
Property, plant and equipment:
Capital expenditures	(238,330)	(142,433)
Changes in accounts payable and accrued liabilities	10,759	(5,524)
Proceeds from sale of property, plant and equipment	19	122
Purchase of equity investments in affiliate	(30,600)	—
Payment for acquisition of business	(100,000)	—
Payments to affiliate for development of coal reserves	(34,601)	—
Advances/loans to affiliate	(2,229)	—
Payments from affiliate	4,229	—
Other	429	810

Net cash used in investing activities	(390,324)	(147,025)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under term loan	250,000	—
Borrowings under revolving credit facility	55,000	—
Payment on term loan	(300,000)	—
Payments on capital lease obligations	(405)	(379)
Payment of debt issuance costs	(4,272)	—
Net settlement of employee withholding taxes on vesting of Long-Term Incentive Plan	(3,734)	(2,324)
Cash contributions by General Partners	150	87
Distributions paid to Partners	(124,050)	(104,195)

Net cash used in financing activities	(127,311)	(106,811)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(262,164)	7,549
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	273,528	339,562

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$11,364	$347,111

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Reconciliation of GAAP “Net Income” to non-GAAP “EBITDA” and non-GAAP “Distributable Cash Flow” (in thousands).

EBITDA is defined as net income before net interest expense, income taxes and depreciation, depletion and amortization. EBITDA is used as a supplemental financial measure by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others, to assess:

•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•	the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness;

•	our operating performance and return on investment as compared to those of other companies in the coal energy sector, without regard to financing or capital structures; and

•	the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

Distributable cash flow (“DCF”) is defined as EBITDA excluding interest expense (before capitalized interest), interest income, income taxes and estimated maintenance capital expenditures. DCF is used as a supplemental financial measure by our management and by external users of our financial statements, such as investors, commercial banks, research analysts and others, to assess:

•	the cash flows generated by our assets (prior to the establishment of any retained cash reserves by the general partner) to fund the cash distributions we expect to pay to unitholders;

•	our success in providing a cash return on investment and whether or not the Partnership is generating cash flow at a level that can sustain or support an increase in its quarterly distribution rates;

•

the yield of our units, which is a quantitative standard used through the investment community with respect to publicly-traded partnerships as the value of a unit is generally determined by a unit’s yield (which in turn is based on the amount of cash distributions the entity pays to a unitholder).

EBITDA and DCF should not be considered as alternatives to net income, income from operations, cash flows from operating activities or any other measure of financial performance presented in accordance with generally accepted accounting principles. EBITDA and DCF are not intended to represent cash flow and do not represent the measure of cash available for distribution. Our method of computing EBITDA and DCF may not be the same method used to compute similar measures reported by other companies, and EBITDA and DCF may be computed differently by us in different contexts (i.e. public reporting versus computation under financing agreements).

	Three Months Ended June 30,		Six Months Ended June 30,		Three Months Ended March 31,	Year Ended December 31,
	2012	2011	2012	2011	2012	2012E Midpoint
Net income	$95,455	$98,178	$178,423	$193,558	$82,968	$365,000
Depreciation, depletion and amortization	52,109	39,100	95,142	76,962	43,033	209,000
Interest expense, gross	9,995	9,236	18,768	18,586	8,773	37,000
Capitalized interest	(1,778)	(167)	(4,732)	(312)	(2,954)	(9,500)
Income tax expense (benefit)	(257)	325	(624)	96	(367)	(1,500)

EBITDA	155,524	146,672	286,977	288,890	131,453	600,000
Interest expense, gross	(9,995)	(9,236)	(18,768)	(18,586)	(8,773)	(37,000)
Income tax (expense) benefit	257	(325)	624	(96)	367	1,500
Estimated maintenance capital expenditures (1)	(45,018)	(35,415)	(91,834)	(74,049)	(46,816)	(195,800)

Distributable Cash Flow	$100,768	$101,696	$176,999	$196,159	$76,231	$368,700

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(1)

Our maintenance capital expenditures, as defined under the terms of our partnership agreement, are those capital expenditures required to maintain, over the long-term, the operating capacity of our capital assets. We estimate maintenance capital expenditures on an annual basis based upon a five-year planning horizon. For the current five-year planning horizon, average annual estimated maintenance capital expenditures are assumed to be $5.50 per produced ton compared to the estimated $4.70 per produced ton in 2011. Our actual maintenance capital expenditures vary depending on various factors, including maintenance schedules and timing of capital projects, among others. We annually disclose our actual maintenance capital expenditures in our Form 10-K filed with the Securities and Exchange Commission.

Reconciliation of GAAP “Operating Expenses” to non-GAAP “Segment Adjusted EBITDA Expense per ton” and Reconciliation of non-GAAP “EBITDA” to “Segment Adjusted EBITDA” (in thousands, except per ton data).

Segment Adjusted EBITDA Expense per ton includes operating expenses, outside coal purchases and other income divided by tons sold. Transportation expenses are excluded as these expenses are passed through to our customers and, consequently, we do not realize any margin on transportation revenues. Segment Adjusted EBITDA Expense is used as a supplemental financial measure by our management to assess the operating performance of our segments. Segment Adjusted EBITDA Expense is a key component of EBITDA in addition to coal sales and other sales and operating revenues. The exclusion of corporate general and administrative expenses from Segment Adjusted EBITDA Expense allows management to focus solely on the evaluation of segment operating performance as it primarily relates to our operating expenses. Outside coal purchases are included in Segment Adjusted EBITDA Expense because tons sold and coal sales include sales from outside coal purchases.

	Three Months Ended June 30,		Three Months Ended March 31,
	2012	2011	2012
Operating expense	$334,647	$284,117	$273,515
Outside coal purchases	16,154	5,842	14,181
Other (income) loss	(2,384)	(393)	(215)

Segment Adjusted EBITDA Expense	$348,417	$289,566	$287,481
Divided by tons sold	8,661	7,890	7,812

Segment Adjusted EBITDA Expense per ton	$40.23	$36.70	$36.80

Segment Adjusted EBITDA is defined as net income before net interest expense, income taxes, depreciation, depletion and amortization and general and administrative expenses.

	Three Months Ended June 30,		Three Months Ended March 31,
	2012	2011	2012
EBITDA (See reconciliation to GAAP above)	$155,524	$146,672	$131,453
General and administrative	16,052	13,002	14,289

Segment Adjusted EBITDA	$171,576	$159,674	$145,742

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